Exhibit 10.1

PROMISSORY NOTE

$_________	_______, 2013

Ascend Acquisition Corp. (the “Maker”) promises to pay to the order of Ironbound Partners Fund LLC (the “Payee”) the principal sum of ____________ Dollars and No Cents ($________.00) in lawful money of the United States of America, together with interest on the unpaid principal balance of this Note, on the terms and conditions described below.

1.   Payment.  The principal balance of this Note, together with all interest accrued thereon, shall be repayable 60 days from the date hereof.  This Note, however, may be prepaid in whole or in part at any time without penalty or premium, but with payment of accrued interest to the date of prepayment.

2.   Interest.  Interest shall accrue on the unpaid principal balance of this Note at an annual rate equal to 15% until the principal amount of, and all accrued interest on, this Note has been paid in full.  Interest for any period shall be computed on the basis of the actual number of days elapsed and a year of 360 days.  The interest rate provided in this Note shall apply to the indebtedness evidenced hereby before, on, and after the date or dates on which the Payee enters judgment on this Note.  If this Note is not repaid on the maturity date or such earlier date as to which the repayment obligation may be accelerated as indicated below, the rate of interest applicable to the unpaid principal amount shall be adjusted to eighteen percent (18%) per annum from the maturity date (or such earlier date if the obligation to repay this Note is accelerated) until the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate (defined below). If it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest rate shall be lowered to the Maximum Rate.

3.   Application of Payments.  All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any accrued, unpaid interest and finally to the reduction of the unpaid principal balance of this Note.

4.   Security Interest.  Maker hereby grants the Holder a security interest in all of the assets of Maker now owned or hereafter acquired, and the proceeds thereof (the “Collateral”), pursuant to the terms of that certain Security Agreement of even date herewith.  Reference herein to the Security Agreement shall in no way impair the absolute and unconditional obligation of the Maker to pay both principal and interest, if any, as provided herein.  At Holder’s request, Maker shall execute, deliver and/or file, and hereby grants Holder consent to file on the Maker’s behalf, all instruments and other documents requested to confirm and perfect such security interest and to enable Holder to realize upon the Collateral upon default.  Maker represents and warrants to Holder that no security interest or other lien on the Collateral exists as of the date of this Note and covenants and agrees that, so long as any amount due under this Note is outstanding, Maker will not grant any other security interest or other lien on the Collateral to any person or entity other than Holder.

5.   Events of Default.  The following shall constitute Events of Default:

5.1   Failure to Make Required Payments.  Failure by Maker to pay the principal of or accrued interest on this Note within five (5) business days following the date when due.

(b)   Bankruptcy, Etc.  The filing, as to the Maker, of an involuntary petition which is not dismissed within sixty (60) consecutive days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; or the Maker shall make a general assignment for the benefit of creditors.

6.   Remedies.

6.1   Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

6.2   Upon the occurrence of an Event of Default specified in Section 4(b), the unpaid principal balance of, all accrued, unpaid interest thereon, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.   Waivers.  Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.   Notices.  Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Ascend Acquisition Corp.
360 Ritch Street, Floor 3
San Francisco, California 94107
Attn: Craig dos Santos
Fax:
Email: craig@andovergames.com

If to Payee:

Ironbound Partners Fund LLC
970 West Broadway, PMB 402
Jackson, Wyoming 83002
Attn: Jonathan J. Ledecky
Fax:
Email: jledecky@aol.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

9.   Governing Law.  This Note shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.          Severability.  Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its Chief Executive Officer the day and year first above written.

ASCEND ACQUISITION CORP.

By:
Name: Craig dos Santos
Title: Chief Executive Officer